Exhibit 99.1

For Immediate Release	CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(216) 265-6656

SHILOH INDUSTRIES REPORTS

FIRST QUARTER 2004 RESULTS

CLEVELAND, OH, February 26, 2004 – Shiloh Industries, Inc. (Nasdaq:SHLO) today reported results for the first quarter ended January 31, 2004.

For the first quarter ended January 31, 2004, the Company reported sales of $140.9 million compared to sales of $136.6 million in the first quarter of fiscal 2003, an increase of 3.1%. Net income for the first quarter of fiscal 2004 was $1.1 million, or $0.07 per share compared to a net loss of $2.4 million, or $(0.16) per share reported in the first quarter of fiscal year 2003, which included a $(0.13) per share goodwill impairment charge associated with an accounting change.

Sales in the first quarter of fiscal 2004 improved on stronger build levels of the models for which the Company supplies products. The sales improvement in the first quarter was led by new model introductions of the Dodge Durango and the Chevrolet Malibu that began production late in Shiloh’s fiscal year 2003 and accelerated during the first quarter of fiscal 2004.

Operating income for the first quarter of fiscal 2004 was $4.5 million compared to $2.3 million for the first quarter of fiscal 2003. The Company’s operations continued to improve productivity and reduce costs through their focus on process characterization and process optimization. Manufacturing expenses and general and administrative expenses have continued to decline year over year.

In commenting on the quarter, President and CEO, Theodore K. Zampetis said, “Fiscal year 2004 is off to a good start. The first quarter continued the trend of improved profitability on lower levels of cost as a result of on-going process characterization-process optimization efforts. As we continue our efforts to fine tune all of our processes and if economic conditions continue to gradually improve, we are confident we will be able to maintain the improvement momentum of the operational and financial performance of the Company.”

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 16 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,375.

A conference call to discuss fiscal 2004 first quarter results will be held on Thursday, February 26, 2004 at 2:00 p.m. (ET). To listen to the conference call, dial (800) 374-0915 approximately 5 minutes prior to the start time and request the Shiloh Industries first quarter conference call. A replay of the conference call will be available from 5:00 p.m. (ET), Thursday, February 26, 2004, through 5:00 p.m. (ET) Wednesday, March 3, 2004. To access the replay, call (800) 642-1687 and enter conference code 5758120.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers; the Company’s dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors; increases in the price of, or limitations on the availability of steel, the Company’s primary raw material, or decreases in the price of scrap steel; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in Shiloh’s public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

(Financial Statements Follow)

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	(Unaudited) Three months ended January 31,
	2004	2003
Revenues	$140,894	$136,572
Cost of sales	127,668	124,712

Gross profit	13,226	11,860
Selling, general and administrative expenses	8,716	9,578

Operating income	4,510	2,282
Interest expense	2,740	3,480
Interest income	2	8
Other income, net	83	209

Income (loss) before income taxes and cumulative effect of accounting change	1,855	(981)
Provision (benefit) for income taxes	742	(520)

Income (loss) before cumulative effect of accounting change	$1,113	(461)
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	(1,963)

Net income (loss)	$1,113	$(2,424)

Income (loss) per share:
Basic income (loss) per share before cumulative effect of accounting change	$0.07	$(0.03)
Cumulative effect of accounting change per share	—	(0.13)

Basic income (loss) per share	$0.07	$(0.16)

Basic weighted average number of common shares	15,468	15,062

Diluted income (loss) per share before cumulative effect of accounting change	$0.07	$(0.03)
Cumulative effect of accounting change per share	—	(0.13)

Diluted income (loss) per share	$0.07	$(0.16)

Diluted weighted average number of common shares	16,059	15,062